EXHIBIT 10.18
October 21, 2022
REVISED/FINAL

Sudhanshu Priyadarshi

Dear Sudhanshu:

Congratulations, we are pleased to extend you this offer of employment to join Keurig Dr Pepper ("the Company")! You will be joining our company at an exciting time. We are recognized as an industry leader for our award-winning beverages, innovative brewing technology and socially responsible business practices. We are proud of our great customers, products, services, and talented employees. We are excited that you are joining us to add your skills, experiences and creative ideas to the team.

We hope you will accept our offer to join the organization in the role of Chief Financial Officer reporting to Ozan Dokmecioglu, CEO.

The details of this offer are outlined below, and we ask that all compensation matters be kept confidential until subject to public disclosure.

Base Salary: Your base salary of $850,000 will be paid in bi-weekly installments, consistent with the payroll schedule in place for all active employees. Any merit increase will be based upon evaluation of overall performance against your position accountabilities and objectives. Please note that by stating your salary as an annual amount, the Company does not intend to create a contract of employment or otherwise alter the "at-will" status of your employment.

Short Term Incentive Program: You are eligible to participate in the Company's Short Term Incentive Program (STIP) in accordance with the terms in effect at the time of a payout. The target award is 80% of your base salary, pro-rated during the first year based on your actual start date. The program's annual performance metrics will be based on achievement of specific financial targets set by the Company, as determined by the Company in its sole discretion. The Company may modify and/or eliminate the Short Term Incentive Program or any other incentive program at any time in its sole discretion.

Long Term Incentive (LTI) Program: You will also be eligible to participate in a long-term equity incentive program with an annual award target value of $2,200,000. We anticipate our next annual grant will be made in March 2023, subject to approval by the Remuneration Committee of the Board of Directors. The annual award is issued as Restricted Stock Units (RSUs) and has five year graded vesting

EXHIBIT 10.18
of 0%/0%/60%/20%/20% on the anniversaries from the grant date, subject to continuous employment with the Company through the vesting dates. LTI awards are subject to terms and conditions set forth in each annual grant agreement. The Company may modify the LTI program at any time at its sole discretion.

Elite Investment Program: In addition, as a condition to accepting this offer you are required to participate in the Company’s equity investment plan. You will have an opportunity to purchase shares in the Elite Investment Program. The Elite investment range for your position is equity valued at a minimum of $3,000,000 to a maximum of $5,000,000. An investment in the Elite program will be matched on a one-for-one basis by the Company, such that for every one share you purchase you will receive one matching Restricted Stock Unit (RSU), subject to the vesting and other terms and conditions set forth in the definitive documents. You must complete your acquisition of shares not later than one year following your election and matching grant (generally mid-November election window). If and to the extent that you do not maintain your initial investment in the purchased shares, the matching award (to the extent then-unvested) will be forfeited.

Sign-on Cash Award: You will receive a one-time cash sign-on award depending on your Elite Investment election. If you elect the minimum investment of $3,000,000, you will receive a cash payment of $2,000,000. If you elect the maximum investment of $5,000,000, you will receive a cash payment of $3,500,000. The cash payment will be made to you within thirty days of your start date and will be subject to tax withholding. Should you voluntarily resign within two years of your start date, you will be required to reimburse the Company the full amount of your sign-on bonus

Sign-on LTI Award: You will receive a one-time sign-on award of $3,000,000. The award will be granted within sixty days of your start date. This award will be issued as Restricted Stock Units (RSUs), the number of which will be calculated by dividing the grant value by the closing stock price on the grant date. The award will vest 67% on the one year anniversary of the grant date, and the remaining 33% on the two year anniversary of the grant date, subject to continuous employment with the Company through each vesting date. The award will be subject to terms and conditions set forth in the grant agreement.

Cash Award for Bonus Walkaway: In recognition of the partial year bonus that you will leave behind at your current company, you will receive a one-time payment of $350,000 (less applicable taxes). This payment will be made within thirty days of your start date.

Benefits: You will be eligible to participate in the Company's Benefit Plans for Salaried Employees including medical, dental and vision plans, short-term and long-term disability programs, life insurance, savings and retirement plans. Details of our various plans will be provided to you in your new hire packet and during your orientation. The Company reviews its benefits and incentive plans and programs periodically, and those plans and programs are subject to change at the Company’s sole discretion.

Relocation: You will be expected to have a primary office location in either the Frisco, TX or Burlington, MA headquarters location. Should you choose to move your primary residence, you are eligible for relocation benefits as presented in the Company relocation policy. Relocation benefits will begin upon receipt of the signed copy of the Relocation Repayment Agreement, whereby you are required to repay

EXHIBIT 10.18
the Company for relocation financial assistance provided to you, should you resign from your employment with the Company for any reason, according to the terms of the policy and agreement. If you wish to have a different commuting arrangement, we will align on the specific details of how expenses will be covered by you personally and/or by the Company.

Start Date: We anticipate your start date to be November 14, 2022.

Other Terms and Conditions:
The Company requires its employees to honor their valid legal obligations to their prior employers (just as we expect you will honor your ongoing legal obligations to the Company should you leave our employ). Therefore, as a condition of your employment by the Company, you must not bring with you from your current or former employer(s) any confidential or proprietary business information or copies of such information; you must not reveal to the Company or any of our employees or use on the Company’s behalf any such information; and you must comply with any other valid contractual obligations owed to previous employers.

This offer is contingent upon satisfactory completion of a background investigation. Within the next couple of weeks, you will receive an email from our provider to complete your background check consent form.

As a condition of employment, the Company is required under current federal regulations to certify the legal status of all employees. Your employment at the Company is contingent upon presenting and maintaining authorization to work in the United States. Therefore, on your first day of employment, you must provide documentation proving both your identity and authorization to work in the United States.

Your employment with the Company is on an “at will” basis, meaning that, just as you are free to resign at any time, with or without any reason, and with or without prior notice, the Company is free to end your employment at any time, with or without cause or any reason, and with or without prior notice. Although your employment will be at-will, it is our hope that your acceptance of this offer will be just the beginning of a mutually beneficial relationship with the Company.

This offer should be confirmed by October 22, 2022 by signing below.
We look forward to you joining our team!

Ozan Dokmecioglu
Chief Executive Officer

Sudhanshu Priyadarshi	Date